EXHIBIT 99.1

Mark Wright Joins 3D Systems as Chief Operating Officer

  Wright joins 3D Systems after distinguished 18-year career at EMC Corporation
  Served in various roles as Senior Vice President of Operations and COO for EMC's Flash Product Division
  Formerly oversaw billion dollar plus collaboration with Dell and recently appointed to develop even larger relationship with Lenovo

ROCK HILL, S.C., Oct. 27, 2014 (GLOBE NEWSWIRE) -- 3D Systems Corporation (NYSE:DDD) announced today that it has appointed Mark Wright as its Chief Operating Officer. In this new role, Mark will work closely with the CEO and other senior leaders to scale the company's commercial and manufacturing operations and leverage its recent investments into sustainable, profitable growth.

"We are privileged to have an executive of Mark's experience join our team, as we turn our attention to fine tuning and scaling our operations," said Avi Reichental, President and Chief Executive Officer, 3DS. "I am certain that Mark's considerable talents will help take our business to the next level."

Mark joins 3D Systems after an accomplished 18-year career at EMC Corporation (NYSE:EMC), a Fortune 500 provider of web-based computing systems and data storage products. Mark previously served as COO for EMC's Flash Product Division and has held several roles as Senior Vice President of Operations. Most recently, Mark served as Senior Vice President, Business Development and Operations – Lenovo, where he was tasked with developing a multi-billion dollar relationship in anticipation of the IBM System X acquisition closure. Mark also led EMC's high-profile collaboration with Dell, growing the partnership into a billion dollar plus business.

To 3D Systems, Mark brings a diversified wealth of expertise that includes worldwide sales, operations, commercial strategy, process improvements, M&A, integration and business development.

"Mark's experience in managing fast-moving, high-tech, global businesses will be a tremendous asset to 3D Systems as we step up the execution of our profitable growth initiatives," concluded Reichental.

About 3D Systems

3D Systems is pioneering 3D printing for everyone. 3DS provides the most advanced and comprehensive 3D design-to-manufacturing solutions including 3D printers, print materials and cloud sourced custom parts. Its powerful digital thread empowers professionals and consumers everywhere to bring their ideas to life in material choices including plastics, metals, ceramics and edibles. 3DS' leading healthcare solutions include end-to-end simulation, training and integrated 3D planning and printing for personalized surgery and patient specific medical and dental devices. Its democratized 3D design and inspection products embody the latest perceptual, capture and touch technology. Its products and services replace and complement traditional methods with improved results and reduced time to outcomes. These solutions are used to rapidly design, create, communicate, plan, guide, prototype or produce functional parts, devices and assemblies, empowering customers to manufacture the future.

Leadership Through Innovation and Technology

  3DS invented 3D printing with its Stereolithography (SLA) printer and was the first to commercialize it in 1989.

  3DS invented Selective Laser Sintering (SLS) printing and was the first to commercialize it in 1992.

  3DS invented the ColorJet Printing (CJP) class of 3D printers and was the first to commercialize 3D powder-based systems in 1994.

  3DS invented MultiJet Printing (MJP) printers and was the first to commercialize it in 1996.

  3DS Medical Modeling pioneered virtual surgical planning (VSP) and its services are world-leading, helping many thousands of patients on an annual basis.

Today its comprehensive range of 3D printers is the industry's benchmark for production-grade manufacturing in aerospace, automotive, patient specific medical device and a variety of consumer, electronic and fashion accessories.

More information on the company is available at www.3dsystems.com.

CONTACT: Investor Contact:
         Stacey Witten
         Email: Stacey.Witten@3dsystems.com

         Media Contact:
         Alyssa Hoyt
         Email: Press@3dsystems.com